Exhibit 10.6

                                ROBERT F. PLECKI

                              EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made and entered into as of the ___ day of _________, 1998 (the "Effective Date"), by and between BANKILLINOIS FINANCIAL CORPORATION, a Delaware corporation ("BIF"), and ROBERT F. PLECKI ("Bob").

                                    RECITALS

A. Bob has served as the Executive Vice President-Retail Banking of BIF's wholly-owned subsidiary, BankIllinois, Champaign, Illinois (the "Bank"), since the Effective Date.

B. BIF and Bob have made commitments to each other on a variety of important issues concerning his employment, including the performance that will be expected of him, the compensation that he will be paid, how long and under what circumstances he will remain employed, and the financial details relating to any decision that either Bob or BIF might ever make to terminate this Agreement.

C. BIF and Bob believe that the commitments they have made to each other should be memorialized in writing, and that is the purpose of this Agreement.

THEREFORE, BIF and Bob agree as follows:

                                   AGREEMENTS

1. Employment. BIF and Bob each confirm that Bob has been employed as the Executive Vice President-Retail Banking of the Bank since the Effective Date in accordance with the terms of this Agreement.

     (a) Positions. Subject to the terms of this Agreement, BIF will cause the Bank to employ Bob as the Executive Vice President-Retail Banking of the Bank, or in such other capacities with BIF or the Bank as the Board of Directors of BIF (the "Board") deems appropriate in its sole discretion.

     (b) Duties. Bob's duties, authority and responsibilities as an employee of BIF and an officer of the Bank shall consist of such duties, authority and responsibilities as are imposed by the charter and bylaw provisions and the policies of BIF and the Bank and the directions of their respective Boards of Directors.

     (c) Care and Loyalty. Bob will devote his full business time, energy, skills and attention to the business and affairs of BIF and the Bank, and will faithfully and loyally discharge his duties to BIF and the Bank.

     (d) Transfers. The Board may, in its sole discretion, cause Bob's employment to be transferred from the Bank to another wholly-owned banking subsidiary of BIF, in which case all references in this Agreement to the "Bank" will be deemed to refer to such other subsidiary.

2. Compensation. BIF will compensate Bob for his services as follows during the term of this Agreement and his employment hereunder:

     (a) Salary. Upon the signing of this Agreement Bob's annual base salary shall be $65,000. The Board will review Bob's base salary annually during the term of this Agreement to determine whether it should be maintained at its existing level or increased. Bob's annual base salary for any year after 1998 will not be lower than his base salary for the immediately preceding year.

     (b) Discretionary Performance Bonus. BIF will consider Bob for a bonus at the end of each year based on performance criteria established by the Board and/or Bob's senior officers and any other factors deemed by the Board to be appropriate. Bonuses will be awarded, if at all, in the sole discretion of the Board, and nothing in this Agreement will require the payment of a bonus in any given year nor will any bonus be deemed earned until the Board determines the amount of such bonus.
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     (c)  Profit  Sharing  Benefit.  Bob may  receive an annual  profit  sharing benefit of up to ten percent (10%) of the combined amount of his annual base salary and if applicable, his performance bonus. The Board will decide the exact amount of this benefit annually within that range. BIF will contribute this benefit for the account of Bob to BIF's tax-qualified retirement plans and/or any nontax-qualified deferred compensation programs that BIF may elect to establish. All such benefit payments will be determined and governed by the terms of the particular plan or program.

     (d) Car Allowance. BIF will provide Bob with a monthly automobile allowance in the gross amount of $300. The automobile allowance will be subject to annual review by the Board starting in 1999, and may be terminated, decreased, maintained or increased as the Board deems appropriate.

     (e) Club Membership. BIF expects Bob to entertain clients and prospective clients of BIF and the Bank at the country club to which he belongs, and thus will reimburse Bob's dues for his country club membership in an amount not to exceed $3,600 per year. This allowance will be subject to annual review by the Board starting in 1999, and may be terminated, decreased, maintained or increased as the Board deems appropriate.

     (f) Reimbursement of Expenses. BIF will reimburse Bob for all travel, entertainment and other out-of-pocket expenses that he reasonably and necessarily incurs in the performance of his duties. Bob will document these expenses to the extent necessary to comply with all applicable laws and internal policies.

     (g) Other Benefits. Bob will be entitled to participate in all plans and benefits that are now or later made available by BIF or the Bank to its officers of equal or junior ranking generally.

     (h) Vacations. Bob will receive at least twenty (20) days of paid vacation annually, subject to BIF's general vacation policy.

     (i) Withholding. Bob acknowledges that BIF may withhold any applicable federal, state or local withholding or other taxes from payments that become due or allowances that are provided to him.

3.   Term and Termination.

     (a) Term and Automatic Renewal. The term of this Agreement and Bob's employment hereunder will be one (1) year commencing as of the Effective Date. This Agreement and the term of Bob's employment hereunder will automatically renew for one (1) additional year on each anniversary of the Effective Date unless this Agreement and Bob's employment hereunder are terminated in accordance with the provisions of this Section 3.

     (b) Termination Without Cause. Either BIF or Bob may terminate this Agreement and Bob's employment hereunder for any reason by delivering written notice of termination to the other party no less than ninety
          (90) days before the effective date of termination, which date will be specified in the notice of termination.

     (c) Termination for Cause. BIF may terminate this Agreement and Bob's employment hereunder for Cause by delivering written notice of termination to Bob no less than thirty (30) days before the effective date of termination. "Cause" for termination will exist if: (i) Bob engages in one or more unsafe and unsound banking practices or material violations of a law or regulation applicable to BIF or the Bank, any repeated violations of a policy of BIF or the Bank after being warned in writing by the Board and/or a senior officer not to violate such policy, any single violation of a policy of BIF or the Bank if such violation materially and adversely affects the business or affairs of BIF or the Bank, or a direction or order of the Board and/or one of Bob's senior officers; (ii) Bob engages in a breach of fiduciary duty or act of dishonesty involving the affairs of BIF or the Bank; (iii) Bob is removed or suspended from banking pursuant to
          Section 8(e) of the Federal Deposit Insurance Act or any other applicable State or Federal law; (iv) Bob commits a material breach of his obligations under this Agreement; or (v) Bob fails to perform his duties to BIF or the Bank with the degree of skill, care or competence expected by the Board and/or Bob's senior officers.


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     (d)  Constructive Discharge. If Bob is ever Constructively  Discharged,  he
          may  terminate  this   Agreement  and  his  employment   hereunder  by
          delivering written notice to BIF no later than thirty (30) days before the effective date of termination. "Constructive Discharge" means the occurrence of any one or more of the following: (i) Bob is removed as an executive officer of the Bank; or (ii) BIF or the Bank fails to vest Bob with or removes from him the duties, responsibilities, authority or resources that he reasonably needs to competently perform his duties as an executive officer of the Bank; (iii) BIF notifies Bob pursuant to Section 3(b) that it is terminating this Agreement; or
          (iv) BIF changes the primary location of Bob's employment to a place that is more than fifty (50) miles from Champaign, Illinois; or (v) BIF otherwise commits a material breach of its obligations under this Agreement and fails to cure the breach within thirty (30) days after Bob gives BIF written notice of the breach.

     (e) Termination upon Change of Control. Bob may terminate this Agreement and his employment hereunder for any reason within one (1) year after a Change of Control occurs by delivering written notice of termination to BIF or its successor no less than thirty (30) days before the effective date of termination. After one (1) year following the Change of Control, Bob may terminate this Agreement and his employment hereunder only in accordance with Section 3(b) or (d).

          (i) A "Change of Control" will be deemed to have occurred if: (a) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities; or (b) the individuals who were members of the Board on the Effective Date (the "Current Board Members") cease for any reason (other than the reasons specified in Subsection 3(e)(ii) below) to constitute a majority of the Board of BIF or its successor; however, if the election or the nomination for election of any new director of BIF or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this Section 3(e)(i), be considered a Current Board Member; or (c) BIF's stockholders approve (1) a merger or consolidation of BIF or the Bank and the stockholders of BIF immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of BIF immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of BIF or the Bank.

          (ii) Notwithstanding and in lieu of Section 3(e)(i), a Change of Control will not be deemed to have occurred: (a) solely because more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of BIF are acquired by
                 (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of BIF or the Bank, or (2) any person pursuant to the will or trust of any existing stockholder of BIF, or who is a member of the immediate family of such stockholder, or (3) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition; or (b) if Bob agrees in writing that the transaction or event in question does not constitute a Change of Control for the purposes of this Agreement.

     (f) Termination upon Disability. BIF will not terminate this Agreement and Bob's employment hereunder if Bob becomes disabled within the meaning of BIF's then current employee disability program or, at BIF's election, as determined by a physician selected by BIF, unless as a result of such disability, Bob is unable to perform his duties with the requisite level of skill and competence for a period of six (6) consecutive months. Thereafter, BIF may terminate this Agreement for Cause in accordance with Subsection 3(c)(v).

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     (g)  Termination  upon Death.  This  Agreement  will  terminate if Bob dies during the term of this Agreement, effective on the date of his death. Any payments that are owing to Bob under this Agreement or otherwise at the time of his death will be made to whomever Bob may designate in writing as his beneficiary, or absent such a designation, to the executor or administrator of his estate.

     (h)  Severance Benefits. BIF will pay severance benefits to Bob as follows:

          (i) If this Agreement and Bob's employment hereunder are terminated by BIF without Cause pursuant to Section 3(b), or by reason of Bob's Constructive Discharge pursuant to Section 3(d), BIF will pay Bob an amount equal to the sum of his then applicable annual base salary, plus the amount of the most recent performance bonus that BIF awarded to Bob pursuant to Section 2(b) (collectively, the "Severance Payment"); provided, however, that the Severance Payment shall be reduced by (A) the amount, if any, paid in lieu of the notice contained in Section 3(b) or 3(d), and (B) the amount of any unemployment benefits received by Bob pursuant to a claim filed with a state unemployment insurance agency. If the effective date of termination occurs before the last day of the then current term, the Severance Payment will also include the value of the contributions that would have been made to Bob or for his benefit under all applicable retirement and other employee benefit plans had he remained in BIF's employ through the last day of the then current term. BIF will also continue to provide Bob and his dependents, at the expense of BIF, with continuing coverage under all existing life, health and disability programs for a period of one (1) year following the effective date of termination; provided that Bob shall be obligated to continue to pay that portion of the applicable premium be was obligated to pay at the time his employment terminates.

          (ii) Notwithstanding Section 3(h)(i), BIF or its successor will pay Bob an amount equal to the greater of $150,000 or two (2) times the Severance Payment if this Agreement is terminated by Bob within one (1) year after a Change of Control occurs pursuant to Section 3(b), (d) or (e), or by BIF or its successor pursuant to Section 3(b) either in contemplation of a Change of Control or within one (1) year after a Change of Control occurs. In this event, BIF or its successor will also continue to provide Bob and his dependents, at the expense of BIF or its successor, with continuing coverage under all existing life, health and disability programs for a period of two (2) years following the effective date of termination; provided, however, that if this Agreement is terminated by BIF in contemplation of a Change of Control then the amount due under this subsection
                 (ii) shall be reduced by (A) the amount, if any, paid in lieu of the notice contained in Section 3(b) or 3(d), and (B) the amount of any unemployment benefits received by Bob pursuant to a claim filed with a state unemployment insurance agency.

          (iii) All payments that become due to Bob under this Section 3(h) will be made in equal monthly installments unless BIF elects to make those payments in one (1) lump sum. BIF will be obligated to make all payments that become due to Bob under this Section 3(h) whether or not he obtains other employment following termination or takes steps to mitigate any damages that he claims to have sustained as a result of termination. The payments and other benefits provided for in this Section 3(h) are intended to supplement any compensation or other benefits that have accrued or vested with respect to Bob or his account as of the effective date of termination.

          (iv) BIF and Bob intend that no portion of any payment under this Agreement, or payments to or for the benefit of Bob under any other agreement or plan, be deemed to be an "Excess Parachute Payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or its successors. It is agreed that the present value of any payments to or for the benefit of Bob in the nature of compensation, as determined by the legal counsel or certified public accountants for BIF in accordance with Section 280G(d)(4) of the Code, receipt of which is contingent on the Change of Control of BIF, and to which Section 280G of the Code applies (in the aggregate "Total Payments"), shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount which BIF may pay without loss of deduction under Section 280G(a) of the Code.

          (v) BIF may elect to defer any payments that may become due to Bob under this Section 3(h) if, at the time the payments become due, BIF is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause BIF's capital to fall below such minimum capital requirements. In this event, BIF will resume making the payments as soon as it can do so without violating such minimum capital requirements.

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4.   Confidentiality.  Bob  acknowledges  that the nature of his employment will require that he produce and have access to records, data, trade secrets and information that are not available to the public regarding BIF, the Bank and their subsidiaries and affiliates ("Confidential Information"). Bob will hold in confidence and not directly or indirectly disclose any
     Confidential   Information  to  third  parties  unless  disclosure  becomes reasonably necessary in connection with Bob's performance of his duties hereunder, or the Confidential Information lawfully becomes available to the public from other sources, or he is authorized in writing by BIF to disclose it, or he is required to make disclosure by a law or pursuant to
     the  authority  of  any   administrative   agency  or  judicial  body.  All
     Confidential Information and all other records, files, documents and other materials or copies thereof relating to the business of BIF or any of its subsidiaries or affiliates that Bob prepares or uses will always be the sole property of BIF. Bob will promptly return all originals and copies of such Confidential Information and other records, files, documents and other materials to BIF if his employment with BIF or the Bank is terminated for any reason.

5.   Non-Competition Covenant.

     (a) Restrictive Covenant. BIF and Bob have jointly reviewed the customer lists and operations of BIF and agree that BIF's primary service area for its lending and deposit activities encompasses a fifty (50) mile radius from BIF's main office. Bob agrees that, for a period of one
          (1) year after the termination of this Agreement, he will not, without BIF's prior written consent, directly or indirectly Compete with BIF. For the purposes of Section 5(a):

          (i) "Compete" means directly or indirectly owning, managing, operating or controlling a Competitor, or directly or indirectly serving as an employee, officer or director of or a consultant to a Competitor, or soliciting or inducing any employee or agent of BIF to terminate employment with BIF and become employed by a Competitor.

          (ii) "Competitor" means any person, firm, partnership, corporation, trust or other entity that owns, controls or is a bank, savings and loan association, credit union or similar financial institution (a "Financial Institution") that is physically located and conducts substantial lending and deposit taking activities within a fifty (50) mile radius of BIF's main office.

     (b) Successors. In the event that a successor to BIF or the Bank succeeds to or assumes BIF's rights and obligations under this Agreement,
          Section 5(a) will apply only to the primary service area of BIF as it existed immediately before the succession or assumption occurred and will not apply to any of the successor's other offices.

     (c) Investment Exception. Section 5(a) will not prohibit Bob from directly or indirectly owning or acquiring any capital stock or similar securities that are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and do not represent more than five percent (5%) of the outstanding capital stock of any Financial Institution.

     (d) Injunctive Relief. Bob agrees that a violation of this Section 5 would result in direct, immediate and irreparable harm to BIF, and in such event, agrees that BIF, in addition to its other right and remedies, would be entitled to injunctive relief enforcing the terms and provisions of this Section 5.

6.   Indemnity; Other Protections.

     (a) Indemnification. BIF will indemnify Bob (and, upon his death, his heirs, executors and administrators) to the fullest extent permitted by law against all expenses, including reasonable attorneys' fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, "Expenses") reasonably incurred by him in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which he may become involved by reason of his having been an officer or director of BIF or the Bank. The indemnification rights provided for herein are not exclusive and will supplement any rights to indemnification that Bob may have under any applicable bylaw or charter provision of BIF or the Bank, or any resolution of BIF or the Bank, or any applicable statute.

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     (b)  Advancement of Expenses.  In the event that Bob becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which BIF or the Bank is permitted or required to indemnify him under this Agreement, any applicable bylaw or charter provision of BIF or the Bank, any resolution of BIF or the Bank, or any applicable statute, BIF will, to the fullest extent permitted by law, advance all Expenses reasonably incurred by Bob in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by BIF of a written undertaking from Bob to reimburse BIF for all Expenses actually paid by BIF to or on behalf of Bob in the event it shall be ultimately determined that BIF or the Bank cannot lawfully indemnify Bob for such Expenses, and to assign to BIF all rights of Bob to indemnification under any policy of directors' and officers' liability insurance to the extent of the amount of Expenses actually paid by BIF to or on behalf of Bob.

     (c) Litigation. Unless precluded by an actual or potential conflict of interest, BIF will have the right to recommend counsel to Bob to represent him in connection with any claim covered by this Section 6. Further, Bob's choice of counsel, his decision to contest or settle any such claim, and the terms and amount of the settlement of any such claim will be subject to BIF's prior written approval, which approval shall not be unreasonably withheld by BIF.

7.   General Provisions.

     (a) Successors; Assignment. This Agreement will be binding upon and inure to the benefit of Bob, BIF and their respective personal representatives, successors and assigns. For the purposes of this Agreement, any successor or assign of BIF shall be deemed to be "BIF," and any successor or assign of the Bank shall be deemed to be the "Bank." BIF will require any successor or assign of BIF or any direct or indirect purchaser or acquiror of all or substantially all of the business, assets or liabilities of BIF or the Bank, whether by transfer, purchase, merger, consolidation, stock acquisition or otherwise, to assume and agree in writing to perform this Agreement and BIF's obligations hereunder in the same manner and to the same extent as BIF would have been required to perform them if no such transaction had occurred.

     (b) Entire Agreement; Survival. This Agreement constitutes the entire agreement between the Bob and BIF concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. The provisions of this Agreement will be regarded as divisible and separate; if any provision is ever declared invalid or unenforceable, the validity and enforceability of the remaining provisions will not be affected. In the event any provision of this Agreement (including, but not limited to, any provision of the covenant not to compete set forth in Section 5) is held to be overbroad as written, such provision shall be deemed to be amended to narrow the application of such provision to the extent necessary to make such provision enforceable according to applicable law. This Agreement may not be amended or modified except by a writing signed by Bob and BIF, and except for the employment obligations set forth in
          Section 1, all rights and obligations of Bob and BIF hereunder shall survive the termination of this Agreement.

     (c) Governing Law and Enforcement. This Agreement will be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law.

     (d) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted at a location selected by BIF within fifty (50) miles from Champaign, Illinois, in accordance with the rules of the American Arbitration Association.

     (e) Legal Fees. All reasonable legal fees paid or incurred in connection with any dispute or question of interpretation relating to this Agreement shall be paid to the party who is successful on the merits by the other party.

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

     (f) Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

     (g) Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to BIF, addressed to the principal headquarters of BIF, attention: President Van A. Dukeman, with a copy sent to each member of the Board at his/her business address; or, if to Bob, to the address set forth below Bob's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BANKILLINOIS FINANCIAL CO.                  ROBERT F. PLECKI

By:
    --------------------------------        ------------------------------------

Name:
      ------------------------------        ------------------------------------

Title:
       -----------------------------        ------------------------------------
                                            (Address)

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